Exhibit 99.1

Joint Filing Agreement

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigneds and that all subsequent amendments to this statement on Schedule 13G may be filed on behalf of each of the undersigneds in accordance with Rule 13d-1(k)(1) of the Securities Exchange Act of 1934, as amended, without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that it knows or has reason to believe that such information is inaccurate.

Dated: February 11, 2009

Genworth Financial Wealth Management, Inc.

By:	/s/ Regina Fink
Name:	Regina Fink
Title:	Vice President and Secretary

Centurion Capital Group, Inc.

By:	/s/ Regina Fink
Name:	Regina Fink
Title:	Vice President, Senior Counsel and Secretary

Genworth Financial, Inc.

By:	/s/ Patricia Merrill
Name:	Patricia Merrill
as Attorney-in-Fact